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                                                                  EXHIBIT 99.2

      WASTE CONNECTIONS REPORTS SECOND QUARTER EARNINGS OF $0.22 PER SHARE
               EXCLUDING CHARGES, $.02 ABOVE CONSENSUS ESTIMATES

                    EPS INCREASES 89%, EBITDA INCREASES 178%

ROSEVILLE, CA, JULY 28, 1999 - Waste Connections, Inc. (NASDAQ: WCNX) today announced second quarter earnings of $.22 per share before acquisition related and stock compensation charges. Revenue for the second quarter of 1999 was $40.2 million, an 83.0% increase over revenue of $22.0 million in the second quarter of 1998. Operating income for the quarter, excluding stock compensation and acquisition related charges, increased 232.3% over the $2.7 million in the year ago quarter to $9.0 million or 22.5% of revenues. Earnings per share on a diluted basis for the quarter were $.22, excluding non-cash stock compensation expense of $70,104 and acquisition related charges of $1.0 million, net of taxes, on 19.4 million diluted shares. Diluted earnings per share was $.16. EBITDA for the quarter increased 177.6% over the $4.4 million in the year ago quarter to $12.1 million, or 30.1% of revenues. Results for the previous year are restated to include the effects of mergers accounted for under the pooling-of-interests method through June 30, 1999.

Ronald J. Mittelstaedt, Chairman and Chief Executive Officer, said, "The second quarter results show the power of vertical integration with our recently acquired landfills. EBITDA margins hit 30% and there is a significant amount of additional volume within our collection network that can be internalized. The second quarters record results clearly demonstrate Waste Connections' operating strength and the impact of our strategy of focusing on secondary, highly-exclusive markets. We have exceeded the expectations in terms of acquired revenue for the quarter and the acquisition backlog is extremely strong. The acquisitions closed during the second quarter included two landfills and one new market entry. On Tuesday, we filed an additional acquisition shelf registration statement which, when effective, will cover 6 million shares to allow us to continue our acquisition program in the light of the volume of discussions with potential acquisition candidates. At this juncture, almost every indicator of our business is positive."

Waste Connections, Inc. is a regional, integrated, solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S. The Company serves more than 400,000 commercial, industrial and residential customers. Waste Connections, Inc. was founded in September 1997 and is headquartered in Roseville, California.

THE MATTERS DISCUSSED IN THIS NEWS RELEASE INCLUDE CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SPECIFIC RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE FOWARD-LOOKING STATEMENTS, INCLUDING THE RISKS AND UNCERTAINTIES DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY MAKES NO COMMITMENT TO DISCLOSE ANY REVISIONS TO FORWARD-LOOKING STATEMENTS, OR ANY FACTS, EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS RELEASE THAT MAY BEAR UPON FOWARD-LOOKING STATEMENTS.

                                           - financial tables attached -

CONTACT:
Waste Connections, Inc., (916) 772-2221
Steven F. Bouck
Chief Financial Officer


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                             WASTE CONNECTIONS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    THREE MONTHS ENDED JUNE 30, 1998 AND 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                 Three Months Ended
                                                                      June 30,
                                                           1998(a)                 1999
                                                        ------------            ------------
Revenues                                                $     21,973            $     40,219
Operating Expenses:
     Cost of operations                                       15,576                  24,805
     Selling, general and administrative                       2,032                   3,297
     Depreciation and amortization                             1,645                   3,079
     Stock compensation                                          121                      70
     Acquisition related expenses                                 --                   1,005
                                                        ------------            ------------
Income from operations                                         2,599                   7,963

Interest expense                                                (696)                 (2,164)
Other income (expense), net                                       25                      39
                                                        ------------            ------------
Income before income tax provision                             1,928                   5,838

Income tax provision                                            (765)                 (2,685)
                                                        ------------            ------------
Net income before extraordinary item                           1,163                   3,152

Extraordinary item - extinguishment of debt, net                (815)                     --
                                                        ------------            ------------
of tax
Net Income                                                       348                   3,152

Redeemable convertible preferred stock accretion                (345)                     --
                                                        ------------            ------------
Net income applicable to common stockholders            $          3            $      3,152

Basic net income per share                              $       0.00            $       0.18
Diluted net income per share                            $       0.00(c)         $       0.16(b)

Weighted average basic shares outstanding                  8,900,307              17,997,934
Weighted average diluted shares outstanding               11,112,687              19,373,132

Supplemental Information:
EBITDA                                                  $      4,365            $     12,117


(a) Restated to include the effects of mergers accounted for under the pooling-of-interests method through June 30, 1999.

(b) Diluted earnings per share were $0.22 for the three months ended June 30, 1999 before acquisition related


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        expenses ($1,005) and non-cash stock compensation expenses ($70).

(c) Proforma diluted earnings per share were $.12 for the three months ended June 30, 1998 before stock compensation expense, extraordinary item, and assuming conversion of the convertible preferred and redeemable common stock.